Exhibit 10.2

FIRST AMENDMENT TO AMENDED AND RESTATED STANDARD
INDUSTRIAL/COMMERCIAL

SINGLE-TENANT LEASE - NET

This First Amendment to Amended and Restated Standard Industrial/Commercial Single-Tenant Lease - Net (this "Amendment") is made and entered into and effective as of this 24th day of August, 2021, by and between BROADWAY COMPANY, LLC, a California limited liability company ("Landlord"), and STADCO, a California corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant entered into that certain Amended and Restated Standard Industrial/Commercial Single-Tenant Lease - Net dated as of July 1, 2010 (the “Original Lease") pursuant to which Landlord leases to Tenant and Tenant leases from Landlord approximately that certain premises commonly known as 1931 N. Broadway, Los Angeles, California 90031 (the "Premises") consisting of an approximately 182,544 square feet industrial building and parking area, all as more particularly described in the Original Lease.

B.          On October 15, 2020, Landlord filed against Tenant in the Los Angeles County Superior Court that certain lawsuit captioned Omninet Broadway North, LLC, et al. v. Stadco, a California corporation, et al, Case No. 20STCV39814 (the “Lawsuit”). The lawsuit is still pending.

C.               Landlord and Tenant desire to, among other things, amend the Original Lease, all in accordance with the terms and conditions set forth below.

D.           All capitalized terms used herein but not specifically defined in this Amendment shall have the meanings ascribed to such terms in the Original Lease. The term "Lease" where used in the Original Lease and this Amendment shall hereafter refer to the Original Lease, as amended by this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Monetary Default.

(a)            Tenant hereby acknowledges that it is currently in monetary default under the Original Lease as a result of Tenant’s failure to pay monthly Base Rent and all other additional rent in the total amount of, as of the date of this Amendment, $1,790,671.59. Such amount is comprised of applicable late fees and interest which are payable by Tenant as set forth in the Original Lease in the amount of $290,809.08 (the “Waived Late Fees and Interest”) and overdue monthly rent and other charges in the total amount of $1,499,862.51 (the “Overdue Rent”); provided, however, as a result of commercial eviction moratorium related to the COVID- 19 pandemic, late fees and interest are not permitted to be assessed against the unpaid rental starting as of March 16, 2020. The total late fees and interest which, absent such moratorium, would have been assessed against the unpaid rent for the period from March 16, 2020 through the date of this Amendment is $119,598.16 (“Unassigned Late Fees”).

(b)            Notwithstanding any contrary provision contained in the Lease, Tenant shall be deemed to be in monetary default only upon its failure or refusal to pay monthly Base Rent to Landlord within ten (10) calendar days following Landlord’s delivery of written notice to Tenant that the same is due or payable pursuant to the terms of the Lease.

2.       Settlement. In compromise and settlement of Tenant’s monetary default under the Lease as described in Section 1 above, and in consideration of Landlord’s and Tenant’s agreement to the terms and conditions of this Amendment, Landlord and Tenant agrees to the following:

(a)             Landlord shall waive the Waived Late Fees and Interest in the amount of $290,809.08;

(b)            Landlord shall accept payment in the amount of $749,931.25 (the “Payable Default Amount”) (i.e., one-half of the Overdue Rent), which shall be paid by Tenant to Landlord concurrently with Tenant’s execution and delivery of this Amendment to Landlord, to cure the above-stated monetary default.

(c)        Within 10 days of Landlord’s receipt of Tenant’s payment of the Payable Default Amount, Landlord shall dismiss that current unlawful detainer action in the Los Angeles Superior Court known as Case No. 20STCV39814 (without prejudice so that Landlord retains the right to re-institute such lawsuit in the event of Tenant’s breach of terms of this Amendment or Tenant’s failure to timely pay monthly Base Rent pursuant to the Lease). The Parties agree that following dismissal the Court shall retain jurisdiction over the Parties to the Lawsuit to enforce performance of the terms of this Settlement Agreement, pursuant to Code of Civil Procedure § 664.6;

(d)            Tenant shall deliver a check to Landlord in the amount of the Payable Default Amount (i.e., $749,931.25) concurrently with Tenant’s execution and delivery of this Amendment to Landlord;

(e)          Without limiting any other right Landlord may have under the Original Lease to terminate the Lease, Landlord and Tenant shall each have the right to terminate the Lease, at any time, without cause, upon delivering at least four hundred fifty (450) days’ prior written notice to the other party (the expiration date of such 450-day period shall herein be referred to as the “Termination Effective Date”). Tenant shall continue to pay monthly Base Rent, Tenant’s Share of Real Property, the central station monitoring fee and all other amounts payable under the Lease through and including the Termination Effective Date. Upon the Termination Effective Date, Tenant shall quit and surrender the Premises to Landlord with all of Tenant’s personal property, furniture, fixtures and equipment removed and all damage resulting from such removal repaired by Tenant, at Tenant’s cost; and

(f)            So long as Tenant timely pays all amounts due and payable by Tenant pursuant to the Original Lease and performs all of Tenant’s non-monetary obligations under the Lease and otherwise complies with the terms and conditions of this Amendment, commencing as of May 1, 2021 and continuing until November 30, 2022, the monthly Base Rent payable pursuant to the Lease in the amount of $78,233.45, per month shall be reduced by twenty percent (20%). Such discount shall not apply to (i) Tenant’s Share of Real Property Taxes for the tax year 2020- 2021 in the amount of $13,542.12, per month, (ii) Tenant’s Share of Real Property Taxes for the tax year 2021-2022 (which monthly amount shall be provided to Tenant as soon as reasonably practicable), and (iii) the central station monitoring fee in the amount of $220.00, per month (subject to any applicable increase of such fee). It is hereby agreed that for the period commencing as of May 1, 2021 and ending as of December 31, 2021, the full monthly Base Rent payable pursuant to the Lease is $78,233.45, per month; accordingly, the reduced monthly Base Rent payable by Tenant for May 1, 2021 through and including December 31, 2021 is $62,586.76, per month. The monthly Base Rent shall adjust on January 1, 2022 pursuant to the terms and conditions of the Original Lease. Promptly following the determination of the Base Rent adjustment, Landlord shall deliver written notice to Tenant of the full monthly Base Rent and the reduced (i.e., 20% discount) monthly Base Rent payable by Tenant for the period from January 1, 2022 through and including November 30, 2022. Promptly following the determination of Tenant’s Share of Real Property Taxes for the tax year 2021-2022 (and any adjustment of the central station monitoring fee, if any), Landlord shall deliver written notice of such adjusted monthly amount(s) payable by Tenant (which amount(s) shall not be subject to discount). From and after December 1, 2022, Tenant shall no longer have the right to pay reduced monthly Base Rent and Tenant shall pay the full monthly Base Rent upon the terms and conditions set forth in the Lease.

(g)            Landlord hereby acknowledges that Tenant has paid the monthly Base Rent, Tenant’s Share of Real Property and the central station monitoring fee for the months of May, 2021, June, 2021, July, 2021 and August, 2021.

(h)            If Tenant shall fail to timely pay monthly Base Rent, Tenant’s Share of Real Property Taxes, the central station monitoring fee or any other monetary amount due and payable under the Lease at any time during the Term of the Lease beyond the expiration of all applicable notice and cure periods set forth in the Lease, without limiting any other right or remedy Landlord may have with respect to such monetary default, Landlord shall have the right, but not the obligation, to file the Stipulation for Entry of Judgment in favor of Plaintiff Against Defendant Stadco (“Stipulation”) which shall grant Landlord immediate possession of the Premises and provide for a judgment due to such monetary default in the amount of $750,000.00, which Stipulation shall be in the form attached hereto as Exhibit “A”. Tenant shall, concurrently with its execution and delivery of this Amendment to Landlord, deliver the executed original of the Stipulation to Landlord for Landlord to hold until Landlord is permitted to file the same pursuant to the terms hereof (which shall only be in the event of a monetary default by Tenant under the terms and conditions of the Lease after the expiration of all applicable notice and cure periods set forth in the Lease). It is hereby further agreed that the judgment in favor of Landlord in the amount of $750,000.00 shall be considered amounts necessary to cure for purposes of assuming the Lease in the event Tenant commits a monetary default under the Lease beyond the expiration of all applicable notice and cure periods set forth in the Lease or if files or is subject to any bankruptcy proceeding.

3.	Release.

(a)        By Tenant. In consideration of the terms and conditions of this Amendment, Tenant hereby irrevocably and unconditionally releases Landlord, and its successors, assigns, lenders, officers, directors, managers, partners, representatives, property managers, agents, contractors and employees and all persons acting by, through or under or in concert with any of them (collectively, the "Landlord Releasee(s)"), from any and all liabilities, claims, fines, penalties, costs, damages or injuries to persons, damages to property, losses, liens, causes of action, lawsuits, judgments, costs and expenses (including court costs, attorneys’ fees, expert witness fees and costs of investigation), of any nature, whether now known or unknown, suspected or claimed, which Tenant has or may claim to have against any Landlord Releasees relating to or arising out of the Lease and the condition of the Premises. This release covers both claims that Tenant knows about and those that Tenant may not know about, as further provided below.

(b)            By Landlord. In consideration of the terms and conditions of this Amendment and subject to the Tenant’s timely payment of the amounts due and payable pursuant to this Amendment, Landlord hereby irrevocably and unconditionally releases Tenant, and its successors, assigns, lenders, officers, directors, managers, partners, representatives, agents, contractors and employees and all persons acting by, through or under or in concert with any of them (collectively, the "Tenant Releasee(s)"), from any and all liabilities, claims, fines, penalties, costs, damages or injuries to persons, damages to property, losses, liens, causes of action, lawsuits, judgments, costs and expenses (including court costs, attorneys’ fees, expert witness fees and costs of investigation), of any nature, whether now known or unknown, suspected or claimed, which Tenant has or may claim to have against any Tenant Releasees relating to or arising out of the Lease and the condition of the Premises. This release covers both claims that Landlord knows about and those that Landlord may not know about, as further provided below.

4.             Waiver. With respect to the matters for which Tenant is releasing the Landlord Releasees and for which Landlord is releasing the Tenant Releasees, Landlord and Tenant each hereby waives the benefit of California Civil Code Section 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELASED PARTY.”

TENANT’S INITIALS	LANDLORD’S INITIALS

5.             Severability. Any provision of this Amendment which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provisions shall remain in full force and effect.

6.            Attorney's Fees. In the event either party shall commence an action to enforce any provision of this Amendment, the prevailing party in such action shall be entitled to receive from the other party, in addition to damages, equitable or other relief, and all costs and expenses incurred, including reasonable attorneys’ fees and court costs and the fees and costs of expert witnesses, and fees incurred to enforce any judgment obtained. This provision with respect to attorneys’ fees incurred to enforce a judgment shall be severable from all other provisions of this Amendment, shall survive any judgment, and shall not be deemed merged into the judgment.

7.           Further Assurances. Each of the parties hereto agrees to execute and deliver all such further documents and to take all such further actions as may be reasonably requested by the other party hereto to effectuate fully the terms and provisions of this Amendment, provided such documents or actions do not limit, reduce or impair the rights of the party upon whom such request is made.

8.            Brokers. Tenant represents and warrants to Landlord that it has not dealt with any broker with respect to this Amendment. If Tenant has dealt with any broker or person with respect to this Amendment, it shall be solely responsible for the payment of any fees due said person or firm and Tenant shall indemnify and hold harmless Landlord from any liability in respect thereto.

9.            Estoppel. Tenant warrants, represents and certifies to Landlord that as of the date of this Amendment, (a) Landlord is not in default under the Lease or otherwise, (b) except as set forth herein, Tenant does not have any defenses or offsets to payment of rent and performance of its obligations under the Lease as and when the same become due, (c) there are no amounts, costs, expenses, or allowances which are owing by Landlord to Tenant, under the Lease or otherwise, including, without limitation, any allowance for improvements to the Premises and any payments pursuant to the annual reconciliation of Direct Costs, and (d) Landlord has no obligations to make any improvements to the Premises. Landlord warrants, represents and certifies to Tenant that, within the thirty (30) days preceding the date of this Amendment, Landlord has not delivered any additional written notice to Tenant of a monetary default by Tenant under the Lease.

10.            Binding Effect. This Amendment shall be binding upon and inure to the benefit of Landlord, its successors and assigns and Tenant and its permitted successors and assigns.

11.          Counterparts; Facsimile. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement. Each party hereto shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity.

12.          Authorization. Each individual and entity executing this Amendment represents and warrants that it has the capacity set forth on the signature page hereof with full power and authority to bind the party for which it is executing this Amendment.

13.          Original Lease in Full Force. Except for those provisions which are inconsistent with this Amendment and those terms, covenants and conditions for which performance has heretofore been completed, all other terms, covenants and conditions of the Original Lease shall remain unmodified and in full force and effect and Landlord and Tenant hereby ratify the Original Lease, as amended hereby. This Amendment constitutes the entire agreement between the parties hereto with regard to the subject matter set forth herein, and no prior agreement or understanding, written or oral, pertaining to any such matter shall be effective for any purpose.

14.           Consideration. This document sets forth the entire consideration for this Amendment. The consideration for this Amendment is contractual and not a mere recital. The Parties each represent and warrant to the others that none of them nor any of their respective agents, representatives or attorneys nor any other person or entity in order to induce any of the Parties to enter into this Amendment have made any promise, assurance, non-disclosure, representation, inducement or warranty whatsoever, whether express or implied or statutory, which is not specifically set forth in writing in this Amendment and further acknowledge that this Amendment has not been entered into in reliance upon any promise, assurance, non-disclosure, representation, inducement or warranty not expressly set forth in writing in this Amendment.

15.           Legal Advice. Each of the Parties warrants, represents and agrees that, in executing and delivering this Amendment, such party does so freely and voluntarily, and that such party has received legal advice from an attorney before executing and delivering this Amendment or has waived the right to do so.

16.         Non-Admission of Liability; Merger. The Parties understand and agree that the execution of this Amendment shall neither constitute nor be construed as an admission of any liability whatsoever by any party, the Parties having consistently taken the position that they have not committed any wrong against another party and that they have not otherwise damaged another party in any way. This Amendment is intended by the parties as the final, complete and exclusive agreement of the parties with respect to the matters set forth herein. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Amendment, and no party is relying on any promise, agreement or understanding not set forth in this Amendment. This Amendment may not be amended or modified except by a written instrument describing such amendment or modification executed by Landlord and Tenant.

17.           Confidentiality. The Parties, and each of them, agree that this Amendment, and the settlement it represents, are confidential and each party agrees not to disclose the content, nature, or terms of this Amendment without first receiving the express written permission of the other Parties to this Amendment. Nothing in this provision shall be construed to limit the ability of the Parties to disclose the Amendment as necessary to enforce this Amendment or for reporting purposes to any internal or outside auditors or if compelled by a valid and enforceable subpoena, an order of a court of law, the Internal Revenue Service, or any other state, federal or international agency or government or self-regulatory agency with jurisdiction over any party. To the extent the Parties or their representatives discuss or disclose the content, terms, or nature of this Amendment or settlement to any third party, the Parties, and each of them, agree to say only that the Parties reached a mutually acceptable business resolution of the matter. The Parties further agree that each of them shall not make any public comment relating to, or in connection with, the claims released herein disparaging any other party to this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

TENANT:

STADCO,
a California corporation

By:	/s/ Douglas A. Paletz

Print Name:	Douglas A. Paletz

Title:	President & CEO

LANDLORD:

BROADWAY COMPANY, LLC,
a California limited liability company

By:	/s/ Neil Kadisha
Name: Neil Kadisha
Title: Manager

EXHIBIT “A”

FORM OF STIPULATION FOR ENTRY OF JUDGEMENT